UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2016

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.

(Exact name of registrant as specified in its charter)

Maryland	333-185336	26-3455189
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2909 Hillcroft, Suite 420, Houston, Texas		77057
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (713) 467-2222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events.

Joint Venture Investment

On November 14, 2016, Hartman XX Limited Partnership (“Hartman XX LP”), the operating partnership of Hartman Short Term Income Properties XX, Inc. (the “Company”), assigned its interest in the Contract of Sale, dated October 14, 2016 (the “Purchase Agreement”), for the acquisition of a retail shopping center located in San Antonio, Texas commonly known as Village Pointe (the “Village Pointe Property”), to Hartman Village Pointe, LLC (“Hartman Village Pointe”). Hartman Village Pointe is a joint venture co-owned by Hartman XX LP and Hartman vREIT XXI, Inc. (“Hartman vREIT XXI”), an affiliate of the Company.

Hartman XX LP contributed $3,675,000 to Hartman Village Pointe in exchange for a 97.35% membership interest in Hartman Village Pointe and Hartman vREIT XXI contributed $100,000 to Hartman Village Pointe in exchange for a 2.65% membership interest in Hartman Village Pointe. Hartman XX LP also made a mortgage loan of $3,525,000, secured by the Village Pointe Property, to Hartman Village Pointe, as described below under “Financing.” The initial property manager of Hartman Village Pointe is Hartman Income REIT Management, Inc., the Company’s affiliated property manager, as described below under “Property Management.”

Pursuant to the terms of a membership purchase agreement between Hartman XX LP and Hartman vREIT XXI, Hartman vREIT XXI may acquire up to all of the membership interest of Hartman XX LP in Hartman Village Pointe, and vice versa.

Property Acquisition

On November 14, 2016, Hartman Village Pointe acquired a fee simple interest in the Village Pointe Property.

The Village Pointe Property was built in 1982 and renovated in 2015 and contains approximately 54,246 square feet of gross leasable area. As of November 15, 2016, the Village Pointe Property was 93% occupied by 11 tenants.

Pursuant to the Purchase Agreement, Hartman Village Pointe acquired the Village Pointe Property from an unrelated third party seller for a purchase price, as amended, of approximately $7,050,000, exclusive of closing costs.  Hartman Village Pointe financed the payment of the purchase price for the Village Pointe Property with proceeds from Hartman XX LP’s and Hartman vREIT XXI’s capital contributions to Hartman Village Pointe and the proceeds of the mortgage loan from Hartman XX LP.

An acquisition fee of approximately $176,250 was earned by Hartman Advisors LLC, the Company’s affiliated external advisor, in connection with the purchase of the Village Pointe Property.

Property Management

On November 14, 2016, Hartman Village Pointe and Hartman Income REIT Management, Inc., the Company’s affiliated property manager (the “Property Manager”), entered into a Real Property Management Agreement (the “Management Agreement”), pursuant to which the Property Manager will manage and be the exclusive leasing agent for the Village Pointe Property. Pursuant to the terms of the Management Agreement, Hartman Village Pointe will pay the Property Manager a monthly management fee of 5% of the Village Pointe Property’s effective gross revenues (as defined in the Management Agreement). Hartman Village Pointe will also pay the Property Manager a leasing fee (as defined in the Management Agreement and subject to the further terms contained therein) in an amount equal to the leasing fees charged by unaffiliated persons rendering comparable services in the same geographic location of the Village Pointe Property for new leases and for the renewal of existing leases. The Management Agreement has an initial term of one year and will be automatically extended on an annual basis unless either party gives 30 days’ prior written notice of its desire to terminate the Management Agreement.

Hartman Village Pointe or the Property Manager may terminate the Management Agreement in the event of default by the other party if such default is not cured within ten days after written notice from the other party, provided that if the default cannot be reasonably cured within the ten-day period, the cure period shall be reasonably extended provided the party obligated to cure such default endeavors with diligence to do so. Hartman Village Pointe may terminate the Management Agreement at any time upon written notice in the event of the Property Manager’s fraud, gross malfeasance, gross negligence or willful misconduct.

Financing

In connection with the acquisition of the Village Pointe Property, Hartman XX LP loaned $3,525,000 to Hartman Village Pointe (the “Village Pointe Loan”) evidenced by a promissory note and deed of trust dated November 14, 2016.

The Village Pointe Loan accrues interest at the rate of 10% per annum. Payments of interest only on the Village Pointe Loan are due monthly beginning on December 1, 2016. The entire outstanding balance of the Village Pointe Loan, plus all accrued interest thereon, is due and payable on demand upon 10 days’ written notice to Hartman Village Pointe.

The promissory note evidencing the Village Pointe Loan provided for a loan origination fee of 2% of the loan amount, or $70,500, payable to Hartman XX LP.

Item 7.01   Regulation FD Disclosure.

On November 18, 2016, the Company distributed a press release announcing that Hartman Village Pointe had acquired the Village Pointe Property. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

The information furnished under Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for the purpose of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.
(Registrant)
Date: November 18, 2016	By:	/s/ Louis T. Fox, III
Louis T. Fox, III
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release